Exhibit 99.1

SandRidge Mississippian Trust II Announces Distribution of $0.532557 Per Unit

SANDRIDGE MISSISSIPPIAN TRUST II

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

AUSTIN, Texas January 31, 2013 — SANDRIDGE MISSISSIPPIAN TRUST II (NYSE: SDR) today announced a quarterly distribution for the three-month period ended December 31, 2012 (which primarily relates to production attributable to the Trust’s interests from September 1, 2012 through November 30, 2012) of $26.5 million, or $0.532557 per unit. The Trust makes distributions on a quarterly basis approximately 60 days after the end of each quarter. The distribution is expected to occur on or before March 1, 2013 to holders of record as of the close of business on February 14, 2013.

During the three-month production period ended November 30, 2012, total sales volumes decreased 7% from the previous three-month period. This decreased volume was due to lower oil production, offset by slightly higher natural gas production. Realized prices for oil and natural gas, including the impact of derivatives, were slightly higher versus the previous period. Overall, the period’s results generated an 11% lower distribution per unit than the target.

The Trust owns royalty interests created from interests held by SandRidge Energy, Inc. (“SandRidge”) and its subsidiaries in oil and natural gas properties in the Mississippian formation in Alfalfa, Grant, Kay, Noble, and Woods counties in northern Oklahoma and Barber, Comanche, Harper and Sumner counties in southern Kansas and is entitled to receive proceeds from the sale of production attributable to the royalty interests. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil and natural gas prices and the amount and timing of the Trust’s administrative expenses, among other factors. Although there is no assurance of any minimum distribution in any quarterly period, during the subordination period (as described in the Trust’s filings), holders of Common Units will be entitled to receive an amount up to the “Subordination Threshold” (which varies from quarter to quarter) prior to any distribution being made for that quarter in respect of the Subordinated Units, all of which are held by SandRidge. If the amount available for distribution in any quarterly period is sufficient to distribute an amount equal to the Subordination Threshold to the holders of all units (including the Subordinated Units), any additional balance is distributed to holders of all units pro rata, up to the amount of the Incentive Threshold for the quarter. Trust units are entitled to receive 50% of any cash available for distribution in excess of the Incentive Threshold for the quarter. The announced distribution exceeded the Subordination Threshold, but not the Incentive Threshold, for the quarter.

Volumes, price and distributable income available to unitholders for the period were (dollars in thousands, except per unit):

Sales Volumes
Oil (MBbl) (1)	227
Gas (MMcf)	1,758
Combined (MBoe)	521
Average Price
Oil (per Bbl) (1)	$84.45
Gas (per Mcf)	$3.20
Average Price—including impact of derivative settlements and post-production expenses
Oil (per Bbl) (1)	$101.20
Gas (per Mcf)	$2.64
Revenues
Royalty income	$24,843
Derivative settlements	3,809
Expenses	2,171

Distributable income available to unitholders	$26,481

Distributable income per unit (49,725,000 units issued and outstanding)	$0.532557

(1)	Includes natural gas liquids.

In addition to wells that were producing at the effective date of the assignment of the royalty interests to the Trust, SandRidge, pursuant to a development agreement with the Trust, is obligated to drill, or cause to be drilled, the equivalent of 206 development wells, determined by reference to SandRidge’s net revenue interest in a well and the perforated length of the well, in an area of mutual interest by December 31, 2016.

To date, equivalent development wells producing, or drilled and perforated for completion, during production periods upon which distributions are based are as follows:

As of	Equivalent Producing Development Wells	Additional Drilled Development Wells*	Total Development Wells
2/29/2012	4.8	3.4	8.2
5/31/2012	37.5	2.7	40.2
8/31/2012	67.1	0.3	67.4
11/30/2012	95.3	3.6	98.9

*	Equivalent development wells that are not producing at the ‘As of’ date but have been drilled and perforated for completion.

SandRidge Energy, Inc., the sponsor of SandRidge Mississippian Trust II, announced that it will host a conference call on March 1, 2013 at 10:00 am CST. The telephone number to access the conference call from within the U.S. is 866-383-8119 and from outside the U.S. is 617-597-5344. The participant code for the call is 11451354. The call may also be accessed via the internet at

http://www.media-server.com/m/acs/aa570dd61f1b603b7c12f421b5319b22. An audio replay of the call will be available from March 1, 2013 until 11:59 pm CST on March 8, 2013. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The participant code for the replay is 26666544.

Pursuant to IRC Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to foreign partners should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to foreign partners should be made at 30% of gross income unless the rate is reduced by treaty. This is intended to be a qualified notice by SandRidge Mississippian Trust II to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate, currently 39.6% for individuals, on the distribution made to foreign partners.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from SandRidge with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither SandRidge nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by SandRidge Mississippian Trust II is subject to the risks described in the Trust’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and all of its other filings with the SEC. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	SandRidge Mississippian Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6531
919 Congress Avenue, Austin, TX 78701